Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – February 3, 2009 - Covenant Transportation Group, Inc. (NASDAQ/GS:CVTI) announced today financial and operating results for the quarter and year ended December 31, 2008.

Overview
For the quarter, the Company reported freight revenue of $143.9 million and a net loss of $39.8 million, or ($2.83) per basic and diluted share, including $33.6 million of impairment charges.  On a non-GAAP basis, without impairment charges, the Company's net loss would have been $6.2 million, or ($0.44) per basic and diluted share.  Almost 85% of the Company's loss related to impairment charges that did not affect the Company's liquidity or cash flow for the quarter.  These impairment charges included a $24.7 million non-cash charge to write off the goodwill associated with the acquisition of Star Transportation in 2006, and a $9.0 million, after-tax write-down of revenue equipment carrying values for tractors currently held for sale or in-use which are expected to be traded or sold in 2009 and 2010. There was no tax benefit associated with the nondeductible goodwill impairment charge.

Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  "The impairment items announced today are accounting entries that do not affect our day-to-day operations, our customer service, our employee performance, our competitive position, or compliance with the financial covenant in our revolving credit agreement.  We are disappointed to recognize the impairments, because they indicate a very weak economy that may continue for some time, as well as our failure to perform as well as we would like.  However, these accounting charges do not change anything fundamental about our business operations or our future earnings potential.  Covenant is still the same company that was named carrier of the year by several major customers during 2008, achieved our best safety experience from an accident frequency standpoint this decade, and ranks among the largest and best capitalized companies in our industry.  We continue to operate an updated fleet of tractors and trailers, and we believe we have borrowing availability under our credit facilities to operate our business for the foreseeable future.  Based on extensive cost-reduction efforts underway throughout our organization, our objective is to return to profitability in 2009 even if the economy fails to improve."

The following tables reconcile the Company's financial results for the fourth quarters and years ended December 31, 2008, and December 31, 2007, as reported and, on a non-GAAP basis, excluding the impairment charges:

Items Affecting Net Income (Loss) Comparability:	Fourth Quarter		Fiscal Year
(Dollars in Thousands)	2008	2007	2008	2007
Reported Net Income	($39,805)	$176	($53,391)	($16,726)
Impairment charge on goodwill	$24,671	--	$24,671	--
Impairment charge on assets	$8,960	--	$9,698	$1,024
Non-GAAP Basis Net Income (Loss), Excluding Impairment Charges	($6,174)	$176	($19,022)	($15,702)

Items Affecting Earnings (Loss) Per Share Comparability:	Fourth Quarter		Fiscal Year
	2008	2007	2008	2007
Reported Earnings (Loss) Per Share	($2.83)	$0.01	($3.80)	($1.19)
Impairment charge on goodwill	$1.75	--	$1.75	--
Impairment charge on assets	$0.64	--	$0.69	$0.07
Non-GAAP Basis Earnings (Loss) Per Share, Excluding Impairment Charges	($0.44)	$0.01	($1.36)	($1.12)

These impairment charges are discussed further below in "Additional Information Concerning Impairment Charges."  Management is presenting the non-GAAP financial measures because management believes they better reflect fundamental business performance. The non-GAAP financial measures exclude items that management believes to be unusual and that affect the comparability of results from prior periods.

Financial and Operating Results
For the fourth quarter, total revenue decreased 11.4%, to $171.0 million from $192.9 million in the same quarter of 2007.  Freight revenue, which for these purposes excludes fuel surcharges, decreased 9.8%, to $143.9 million in the 2008 quarter from $159.5 million in the 2007 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.  Including impairment charges, the Company reported net loss of $39.8 million, or ($2.83) per basic and diluted share, in the 2008 quarter compared to net income of $176,000, or $0.01 per basic and diluted share, for the fourth quarter of 2007.  On a non-GAAP basis, without impairment charges, the Company's net loss would have been $6.2 million, or ($0.44) per basic and diluted share, in the 2008 quarter compared to net income of $176,000, or $0.01 per basic and diluted share, for the fourth quarter of 2007.

For the year ended December 31, 2008, total revenue increased 8.6%, to $773.9 million in 2008 from $712.5 million for 2007.  Freight revenue increased 2.2%, to $615.8 million in 2008 from $602.6 million in 2007.  Including impairment charges, the Company generated net loss of $53.4 million, or ($3.80) per basic and diluted share for 2008, compared to reported net loss of $16.7 million, or ($1.19) per basic and diluted share for 2007. On a non-GAAP basis, without impairment charges, the Company's net loss would have been $19.0 million, or ($1.36) per basic and diluted share for 2008, compared to net loss of $15.7 million, or ($1.12) per basic and diluted share for 2007.

Management Discussion
Mr. Parker made the following remarks: "Aside from the impairment charges, the fourth quarter of 2008 was affected primarily by three factors:  (1) poor asset utilization due to one of the worst freight markets in my thirty years in the business, (2) a significant benefit from declining net fuel expense, and (3) superior safety performance that was marred by a small number of severe claims.  Additional details concerning the quarter included the following:

•
Adjusted for the number of business days in each month, freight demand and freight rates declined sequentially compared with the third quarter, and in each month during the quarter, in our asset-based business. For the quarter, average freight revenue per tractor per week decreased almost 10% compared with the fourth quarter of 2007, reflecting approximately flat average freight revenue per loaded mile, an increase in empty miles percentage, and close to a 9% decrease in average miles per tractor.  Average freight revenue per tractor per week had been up over 4% year-over-year through the September quarter, highlighting the steepness of the fourth quarter decline.  The drop in average freight revenue per tractor per week negatively impacted our results by approximately $3.3 million pretax, or $0.23 per basic and diluted share compared with the 2007 quarter.

•
Fuel expense, net of surcharge collection, decreased approximately 7.2 cents per mile, compared with the same quarter in 2007.  The improvement in net fuel cost was attributable to a combination of lower diesel fuel prices, favorable volume purchasing discounts and fuel stop routing, and operational improvements implemented in 2008 to reduce fuel consumption.  The decrease in net fuel cost positively affected our results by approximately $6.9 million pretax, or $0.30 per basic and diluted share compared with the 2007 quarter.

•
During the quarter, the Company finished the year with its best ratio of preventable accidents per million miles in at least eight years. In addition, during 2008, the Company’s Safety Director was named Safety Director of the Year by both the American Trucking Associations and the Truckload Carriers Association, and we had drivers named to the Tennessee Road Team and America’s Road Team.  However, a small number of severe accidents and workers' compensation claims in the fourth quarter negatively impacted our results by approximately $4.3 million pretax, or $0.19 per basic and diluted share compared with the 2007 quarter.

•
Overall, we reduced our fleet by approximately 160 trucks, or 5%, primarily in the Star Transportation and Covenant Transport operations.  For the quarter, weighted average tractors driven by driver teams increased by approximately 21.4%, to 1,034 tractors, compared with the 2007 quarter.

Balance Sheet and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “We believe CTG’s consolidated balance sheet remains solid.  At December 31, 2008, our total balance sheet debt, net of cash was $160.4 million and our stockholders’ equity was $118.8 million, for a total debt-to-capitalization ratio of 57.5%.  The goodwill impairment charge involved a write-down of an intangible asset; accordingly, our tangible book value per share was not affected by that portion of the fourth quarter results.  At December 31, our tangible book value was $104.6 million, or $7.44 per share.  At December 31, 2008, the discounted value of future obligations under off-balance sheet lease obligations was approximately $97 million, including the residual value guarantees under those leases.

“The impairment charges did not affect compliance with the fixed charge coverage ratio covenant in our revolving credit agreement, which is our only financial covenant.  Generally, the ratio is designed to measure our ability to cover operating expenses and fixed charges such as principal, interest, lease, and tax payments on a cash basis.  Non-cash flow items such as the goodwill impairment, equipment impairment, depreciation and interest are generally excluded from the calculation.  We were in compliance with the fixed charge coverage ratio at December 31, 2008.  We continue to evaluate our expectations for the first quarter of 2009 to determine if we expect to remain in compliance with our financial covenant for the months within that period.”

“At December 31, 2008, we had $39 million of available borrowing capacity under our revolving line of credit.  Based on our most recent borrowing base, available borrowing capacity remained at approximately the same level through January 2009.  We also had approximately $57 million remaining on our $220 million equipment financing commitment from Daimler Truck Finance, which is expected to be available for tractor purchases in 2009. Borrowing capacity fluctuates on the Daimler commitment as availability increases when we pay off notes as they mature.

Our existing tractor fleet plan for 2009 includes the purchase of approximately 1,050 tractors and disposal of approximately 1,250 tractors, for expected net capital expenditures of approximately $45 million to $55 million.  In light of first quarter 2009 freight demand, we are currently re-evaluating our tractor purchase requirements and may reduce the number of tractors purchased.  We have the ability to cancel tractor orders within specified notice periods, although any cancellations would affect the availability of trade slots to dispose of used tractors, which could affect expected proceeds of disposition.

Additional Information Concerning Impairment Charges
Pursuant to FASB Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, the Company conducted goodwill impairment testing in light of the current diminished market conditions and declining market outlook for its Star Transportation operating subsidiary, which was acquired in September of 2006. Because we identified a potential impairment, we engaged an independent third party to assist us in the completion of valuations used in the impairment testing process.  The completion of this work concluded that the goodwill previously recorded for the Star acquisition was fully impaired and resulted in a $24.7 million, or $1.76 per basic and diluted share, non-cash goodwill impairment charge. There was no tax benefit associated with this nondeductible charge.

Pursuant to Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long−Lived Assets, the Company performed an impairment analysis of the carrying value of its tractors and trailers.  The Company recently undertook the analysis after lowering its 2009 revenue and tractor disposal proceeds expectations in response to a combination of sharply lower economic indicators, a worsening credit market, and significantly lower prices received by the Company for disposals of its own used revenue equipment, all of which deteriorated substantially during the fourth quarter.  Based on these factors and the expected remaining useful lives of the tractors, the Company recorded impairments of the carrying values of most of the tractors currently held for sale or in-use which are expected to be traded or sold in 2009 and 2010.  Although the Company does not expect to be required to make any current or future cash expenditures as a result of this impairment charge, cash proceeds of future disposals of revenue equipment are anticipated to be lower than expected prior to this impairment charge.

In determining the amount of the impairment charge, the Company first considered the tractors held for sale.  Some of these tractors initially had been written down in the third quarter of 2008, but a precipitous drop in used tractor prices during the fourth quarter required further adjustment.  Approximately $5.2 million of the pre-tax equipment impairment charge relates to tractors held for sale.  In January, the Company has sold approximately half of the 522 tractors held for sale at prices consistent with the new carrying values.

After evaluating the equipment held for sale, the Company evaluated the tractors currently used in operations.  During the first quarter of each year, the Company annually reviews its estimates regarding useful lives and salvage values of its revenue equipment and makes adjustments as deemed necessary based on this experience with thousands of tractor sales, conditions in the used revenue equipment market at that time, and prevailing industry practice.   As recently as the third quarter of 2008, the Company expected to be able to achieve the approximate salvage values on its 2009 and 2010 disposals based on expected tractor values given the then-prevailing economic forecasts.

In accordance with the impairment guidance of FAS 144, most of the tractors held and used which are scheduled to be disposed of in 2009 and 2010 were written down to their fair value as of December 31, 2008.  Approximately $9.4 million of the pre-tax equipment impairment charge relates to tractors held and used.  Actual disposition values may be greater or less than expected because of the length of time before disposition and the relatively small amount of market data concerning fair market values of tractors of these model years and mileage.  Also, a portion of these tractors are covered by tradeback agreements with the manufacturer, but the exact number cannot be ascertained because the tradebacks are based on a percentage of the number of new tractors actually purchased.  The Company expects less than one-half of its expected dispositions in 2009 and 2010 to be covered by guaranteed tradeback arrangements. As stated above, we are currently re-evaluating our tractor purchase requirements and may reduce the number of tractors purchased, however we performed this equipment impairment analysis based on the best current estimate of our equipment plan.

The carrying values for revenue equipment scheduled for trade in 2011 and beyond were not adjusted because those tractors and trailers were not required to be impaired based on recoverability testing using the expected future cash flows and disposition values of such equipment.

Investor Conference Call
The Company will host a conference call today, February 3, 2009, at 10:30 a.m. Eastern Time to discuss the fiscal year and quarter ended December 31, 2008.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code 05001.  An audio replay will be available for one week following the call at 877-919-4059, access code 80372392.  For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com under the icon “Investor Relations”.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to expected borrowing availability under our line of credit; our objective of profitable operations in 2009; our expectations regarding tractor purchases; net capital expenditures, and number of trade back slots; estimates regarding market values and expected proceeds of revenue equipment, are forward-looking statements.  Such items have not been subject to all of the review procedures associated with the release of actual financial results and are premised on certain assumptions.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to improve the performance of each of our service offerings and subsidiaries; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; our ability to reduce dependency on broker freight; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew Dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to reduce or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, SVP and Chief Financial Officer                                                                                                                                (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                                 (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	Three Months Ended December 31,			Year Ended December 31,
($000s)	2008	2007	% Change	2008	2007	% Change
Freight revenue	$143,863	$159,524	-9.8%	$615,810	$602,629	2.2%
Fuel surcharge revenue	27,107	33,378		158,104	109,897
Total revenue	$170,970	$192,902	-11.4%	$773,914	$712,526	8.6%

Operating expenses
Salaries, wages and related expenses	64,347	68,215		263,793	270,435
Fuel expense	43,613	60,210		260,704	211,022
Operations and maintenance	9,585	9,547		42,459	40,437
Revenue equipment rentals and purchased transportation	22,431	19,797		90,974	66,515
Operating taxes and licenses	3,054	3,250		13,078	14,112
Insurance and claims	11,656	7,262		37,578	36,391
Communications and utilities	1,628	1,662		6,702	7,377
General supplies and expenses	7,331	6,056		26,399	23,377
Depreciation and amortization, including gains & losses on disposition of equipment and impairment of assets	27,763	11,601	(1)	63,235	53,541	(2)
Goodwill impairment charge	24,671	-		24,671	-
Total operating expenses	216,079	187,600		829,593	723,207
Operating income (loss)	(45,109)	5,302		(55,679)	(10,681)
Other (income) expenses:
Interest expense	2,979	3,360		10,373	12,285
Interest income	(63)	(122)		(435)	(477)
Loss on early extinguishment of debt	-	-		726	-
Other	(41)	(34)		(160)	(183)
Other expenses, net	2,875	3,204		10,504	11,625
Income (loss) before income taxes	(47,984)	2,098		(66,183)	(22,306)
Income tax expense (benefit)	(8,179)	1,922		(12,792)	(5,580)
Net income (loss)	$(39,805)	$176		$(53,391)	$(16,726)

Basic earnings (loss) per share	$(2.83)	$0.01		$(3.80)	$(1.19)
Diluted earnings (loss) per share	$(2.83)	$0.01		$(3.80)	$(1.19)
Basic weighted average shares outstanding (000s)	14,049	14,026		14,038	14,018
Diluted weighted average shares outstanding (000s)	14,049	14,026		14,038	14,018

(1) Includes a $9.4 million pre-tax impairment charge for held and used equipment and a $5.2 million pre-tax impairment charge for equipment held for sale in the three months ended December 31, 2008.
(2)   Includes a $9.4 million pre-tax impairment charge for held and used equipment and $6.4 million of pre-tax impairment charges for equipment held for sale in the year ended December 31, 2008. Includes a $1.7 million pre-tax impairment charge for equipment held for sale in the year ended December 31, 2007.

Operating statistics

Net margin as a percentage of freight revenue	-27.67%	0.11%		-8.67%	-2.78%
Average freight revenue per loaded mile	$1.523	$1.525	-0.1%	$1.526	$1.524	0.1%
Average freight revenue per total mile	$1.352	$1.368	-1.2%	$1.364	$1.363	0.1%
Average freight revenue per tractor per week	$2,911	$3,225	-9.7%	$3,105	$3,088	0.6%
Average miles per tractor per period	28,295	30,981	-8.7%	118,992	118,159	0.7%
Weighted avg. tractors for period	3,379	3,537	-4.5%	3,456	3,623	-4.6%
Tractors at end of period	3,292	3,555	-7.4%	3,292	3,555	-7.4%
Trailers at end of period	8,277	8,667	-4.5%	8,277	8,667	-4.5%

Selected balance sheet data, etc.:	Dec. 31, 2008	Dec. 31, 2007
Total assets	$426,712	$439,794
Total equity	$118,820	$172,266
Total balance sheet debt, net of cash	$160,428	$132,266
Debt to Capitalization Ratio	57.45%	43.43%
Tangible book value per share	$7.44	$9.43

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